Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Onvia, Inc.

at

$9.00 Net Per Share

by

Project Olympus Merger Sub, Inc.,

a wholly owned subsidiary of

Project Diamond Intermediate Holdings Corporation,

the parent company of

Deltek, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2017, UNLESS THE OFFER IS EXTENDED.

October 19, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Project Olympus Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Project Diamond Intermediate Holdings Corporation, a Delaware corporation (“Parent”) and the parent company of Deltek, Inc., a Delaware corporation (“Deltek”), is making an offer to purchase any and all issued and outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Onvia, Inc., a Delaware corporation (“Onvia”), at a price of $9.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated October 19, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal to be used to accept the Offer and tender Shares to Purchaser pursuant to the Offer and for the information of your clients.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates representing Shares are not immediately available, the certificates and all other required documents cannot be delivered to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) on or prior to the expiration of the Offer (such date and time, as it may be extended, the “Expiration Date”), or the book-entry transfer cannot be completed on or prior to the Expiration Date.

4.	A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Onvia’s Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.

6.	Guidelines for Certification of Taxpayer Identification Number on Internal Revenue Service Form W-9 providing information relating to U.S. federal income tax backup withholding.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of October 4, 2017 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Onvia, Parent and Purchaser. Parent is the sole stockholder of Deltek, which has guaranteed all of Parent’s and Purchaser’s obligations under the Merger Agreement. The Merger Agreement provides, among other things, that after the consummation of the Offer and subject to specified conditions, Purchaser will merge with and into Onvia (the “Merger”), with Onvia continuing as the surviving corporation and a wholly owned subsidiary of Parent.

The Onvia board of directors, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Onvia’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the General Corporation Law of the State of Delaware, and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is conditioned upon, among other things:

•	the Merger Agreement not having been validly terminated in accordance with its terms;

•	immediately prior to the Expiration Date there shall be validly tendered and not otherwise properly withdrawn that number of Shares which, when added to the Shares owned by Parent and its subsidiaries (if any), would represent at least one Share more than half of all of the Shares then outstanding (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, regardless of the conversion or exercise price);

•	the absence of any law or order currently in effect that is deemed applicable to the Offer or the Merger which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger; and

•	the absence of any pending legal proceeding by a governmental body having authority over Parent, Purchaser or Onvia challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger.

The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission may review the legality under the antitrust laws of the proposed acquisition of Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no waiting period requirements under that act apply.

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 — “Conditions of the Offer” of the Offer to Purchase. See also Section 15 — “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. There is no financing condition to the Offer.

Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than MacKenzie Partners, Inc. (the “Information Agent”) and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to accept the Offer and tender their Shares to Purchaser pursuant to the Offer, but the certificates representing Shares are not immediately available, the certificates and all other required documents cannot be delivered to the Depositary on or prior to the Expiration Date, or book-entry transfer procedures cannot be completed on or prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

Deltek, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, DELTEK, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.